Exhibit 99.1

TELEFLEX MEDICAL

July 23, 2007

Dear Arrow Employees:

Today, Teleflex Incorporated and Arrow International signed an agreement that Teleflex would acquire Arrow to become part of its Teleflex Medical business. This is great news for employees at both companies, and I am personally excited about our future together.

Teleflex Medical is a division of Teleflex, Incorporated, which is a $2.5 billion diversified manufacturing company, serving customers in the medical, aerospace, automotive, marine, and industrial markets. Texas Medical has grown since its inception in the mid-1980s into a $900M global supplier, with more than 7000 employees who design, manufacture and market products for the surgery, anesthesia, respiratory and urology markets.

Through the combination of Teleflex Medical and Arrow, we create a world leader in disposable medical products for critical care and surgical applications and bring to our customers an exceptional array of products that provide less invasive access for diagnostic and therapeutic procedures, reduce infections, and improve patient safety.

We see a very strong strategic fit between Teleflex Medical and Arrow:

•	Complementary product lines that share a common customer base and clinical focus, but have little actual direct product overlap.

•	The ability to leverage both companies’ established brands and global distribution channels to accelerate revenue growth, particularly in Asia and Eastern Europe.

•	Common core technologies around plastics molding and extrusion and high volume product distribution.

•	A significant R&D capability that can be focused on innovative technologies to provide less invasive access, reduce infections, and improve patient safety.

•	The ability to significantly improve operational efficiency by leveraging the scale and global manufacturing and distribution network of both companies.

The transaction is subject to regulatory and shareholder approvals. We hope to close the transaction by the fourth calendar quarter of 2007. During this time, we will form a transition team of Teleflex and Arrow employees who will develop an integration plan for bringing the two businesses together. In the meantime, it is essential that we maintain our focus on our existing business and on providing exceptional service to our customers.

As we went through the due diligence process, we were very impressed with the Arrow employees we met, the strong brand reputation you have achieved, and the long history of growth through innovation. I believe we have two companies that share many basic values and have a common commitment to bringing high quality products and services to healthcare providers and their patients. I know you will have many questions as we move forward and we will keep you informed throughout the integration with e-mail updates, meetings, and other communications.

On behalf of all our employees, welcome to Teleflex Medical. This is an exciting time for both Teleflex Medical and Arrow. With a combined $1.4 billion in revenues and over 11,000 employees, we now have the tools in place to create a true global leader in healthcare. I look forward to the journey!

Sincerely,

/s/ Ernest Waaser
Ernest Waaser
President

Additional Information
In connection with the proposed transaction and its 2007 annual meeting of shareholders, Arrow intends to file a proxy statement with the Securities and Exchange Commission. Arrow shareholders are strongly advised to read the proxy statement and the accompanying proxy card when they become available, as they will contain important information. Shareholders will be able to obtain this proxy statement, any amendments or supplements to the proxy statement and other documents filed by Arrow with the SEC for free at the internet website maintained by the SEC at www.sec.gov. Shareholders will be able to obtain free copies of the proxy statement (when available) as well as other filed documents containing information about Teleflex and Arrow, without charge, at the SEC’s web site (http://www.sec.gov). Free copies of Teleflex’s SEC filings are also available on Teleflex’s website (www.teleflex.com) and free copies of Arrow’s SEC filings are also available on Arrow’s website (www.arrowintl.com), or by writing to Arrow International, Inc., 2400 Bernville Road, Reading, Pennsylvania 19605.. For a list of participants involved in the proxy solicitation and a description of their direct or indirect interests, please see the 14a-12 Soliciting Materials filed by Arrow on May 9, 2007.